Exhibit 107
CALCULATION OF FILING FEE TABLE
Form F-3
(Form Type)
GENFIT S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Ordinary Shares, €0.25 nominal value per share (1)	457(o)	(2)	(3)	$200,000,000 (4)	$0.00011020	$22,040
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amount					$200,000,000		$22,040
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$22,040
(1)    These ordinary shares of GENFIT S.A., or the Registrant, €0.25 nominal value per share, or Ordinary Shares, will be represented by American Depositary Shares, or ADSs, each of which represents one Ordinary Share. The ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-230265).
(2)    There are being registered hereunder such indeterminate number of ordinary shares as may be sold by the Registrant from time to time at indeterminate prices, in U.S. dollars or the equivalent thereof denominated in foreign currencies, with the maximum aggregate offering price not to exceed $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the ordinary shares represented by ADSs being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)    The proposed maximum aggregate offering price per unit of class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security.
(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the Registrant from time to time pursuant to this registration statement exceed $200,000,000.